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                                                                       Exhibit 5

                              Bingham McCutchen LLP
                               150 Federal Street
                           Boston, Massachusetts 02110
                                tel: 617-951-8000
                                fax: 617-951-8736

                                January 22, 2004

Wheeling-Pittsburgh Corporation
1134 Market Street
Wheeling, WV  26003

Ladies and Gentlemen:

      We have acted as counsel for Wheeling-Pittsburgh Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about January 22, 2004 (the "Registration Statement").

      The Registration Statement covers the registration of 1,500,000 shares of common stock, $0.01 par value per share, of the Company (the "Shares"), which are issuable by the Company upon exercise of stock options, or as stock grants, or as restricted stock awards, granted or to be granted pursuant to its 2003 Management Stock Incentive Plan (the "Incentive Plan") or its 2003 Management Restricted Stock Plan (the "Restricted Stock Plan").

      We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

      This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.
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Wheeling-Pittsburgh Corporation
January 22, 2004
Page 2

      Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered as restricted stock awards or stock grants or upon the exercise of options duly granted pursuant to the Incentive Plan or Restricted Stock Plan and against the payment of the purchase price or exercise price therefor as provided in the Incentive Plan or Restricted Stock Plan, as applicable, and in accordance with the terms of the relevant grants, will be validly issued, fully paid and non-assessable, provided that consideration paid for such shares is at least equal to the par value thereof and such consideration is paid in such form or forms as are required by Section 152 of the Delaware General Corporation Law.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/ BINGHAM McCUTCHEN LLP